March 2019

NEOVOLTA™

THE NEXT GENERATION OF ENERGY STORAGE



DISCLAIMER

All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements.

No money or other consideration is being solicited at this time, and if any money is sent in response to this presentation, will not be accepted. No offer to buy NeoVolta securities can be accepted and no part of the purchase price can be received until an offering statement pursuant to Regulation A of the Securities Act of 1933, as amended, is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person’s indication of interest involves no obligation or commitment of any kind. You may obtain a copy of the most recent version of NeoVolta’s Preliminary Offering Circular from our CEO at the phone number and address set forth at the end of this presentation.

RAPID GROWTH OF THE RESIDENTIAL RENEWABLE ENERGY MARKET

- Electric vehicle market growth is exponentially increasing electricity needs
- U.S. Policy pushing domestic renewable energy over foreign oil
- Federal/State incentives fueling decline in solar cost
- 1.5+ Million homes in the U.S. have installed a solar energy system
- 3+ Million by 2020



EXPECTED GROWTH OF ELECTRIC VEHICLE SALES
25 million
20 million
15 million
10 million
5 million
0 million
HEV (hybrid electric vehicle)
PHEV (plug-in hybrid electric vehicle)
EV (electric vehicle)
Commercial (truck and bus)
TOTAL
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Source: Roskill & UBS Estimates



Cumulative Solar Capacity by State through Q1 2018
Legend
>20,000 MW
1,000 - 5,000 MW
200 - 999 MW
50 - 199 MW
< 50 MW
gtmresearch
SEIA
©2018

NEOVOLTA™

WHAT IS NET METERING?

Net Metering (NEM) is a billing process that allows solar energy system owners to offset their production against their consumption when solar is no longer producing. In effect, homeowners export power during solar production and consume this excess during periods of darkness when demand and rate charges are higher.


Source
Solar panels and wind turbines generate energy.
Inverter
The inverter converts the electricity from direct current (DC) to alternating current (AC).
House
The energy is used in your home, school, or business.
Excess energy not used goes back to the electric grid.
Energy used by your home from the electric grid.
Meter
The bidirectional meter indicates electricity delivered by the electric grid and excess energy produced.
Utility Pole
Distribution of excess energy through utility energy and the distribution system.

UTILITIES ARE A MONOPOLY AND MANIPULATE POLICY

- Many of the utilities in the U.S. are regulated monopolies.
- In response to diminishing revenues due to renewable energy, utilities have instituted "Use-It-or-Lose-It" policies including Net Metering and Time-of-Use to "recapture" solar customers with backing of State regulators.

PHASING OUT NET METERING

States such as Hawaii have revoked Net Metering and replaced it with utility friendly plans such as Feed-In Tariffs. California is in the process of transitioning to a highly reduced compensation model for solar homeowners.

EXAMPLES OF UTILITY-BIASED POLICY



CALIFORNIA

The California Public Utilities Commission approved shift to Time-of-Use (TOU) rate structures. TOU periods diminish value of customer-generated solar energy contributed into the grid.



HAWAII

Hawaii has the highest-cost electricity in the nation, driven by the import of fossil fuels to meet needs. State Regulators removed Net Metering and institute a policy of "self-supply" which *requires energy storage* to install a new residential solar energy system.

NEOVOLTA™

NOT ALL ENERGY IS TREATED EQUALLY

WHEN? IT MATTERS!

Utilities nationwide are implementing Time-of-Use with On-Peak rates during afternoon and evening hours. Solar customers accustomed to 1-for-1 production vs consumption offset will see increased utility bills of more than 50% during peak months with some On-Peak rates at DOUBLE the price of Off-Peak energy.



Example of Time-of-Use Plans
(SDG&E Weekday Summer Schedule TOU-DR1 as of 1/1/18)
$0.36
Super Off-Peak
$0.42
Off-Peak
$0.67
On-Peak
$0.42
Off-Peak
Midnight
6am
4pm
9pm
Midnight
ON-PEAK
OFF-PEAK
SUPER OFF-PEAK

NEOVOLTA™

WHAT ABOUT EXISTING SOLAR SYSTEM CUSTOMERS?

WE THOUGHT THEY WERE GRANDFATHERED!

Grandfathering was supposed to protect Solar customers for 5 to 20 years against utility rate changes and volatility. *Utilities and regulators are* manipulating rate structures, shifting prices and time periods to recapture solar customers into exorbitant paying rates.



Solar Customer Energy Demand
(SDG&E Summer Schedule TOU-DR1 as of 1/1/18)
$0.36
Super Off-Peak
$0.42
Off-Peak
$0.67
On-Peak
$0.42
Off-Peak
Midnight
6am
4pm
9pm
Midnight
IMPORTED from utility
SOLAR self-supply
EXPORTED to utility

NEOVOLTA™

NV14 - THE COMPLETE SOLUTION

All In One Solution Being Developed by NeoVolta

- NV14 allows Solar customers to **make it**, **store it**, and **use it** when most advantageous or during grid outage
  - NV14 is an intelligent home energy storage system empowering customers to minimize energy costs
  - NV14 connects seamlessly with AC and DC Solar, grid and/or generator power
  - NV14 solves Net Metering and TOU challenges





THE CLUTTERED COMPETITION


TESLA

- Costs up to 80% more per kilowatt-hour of storage
- Many are limited to indoor installation
- Most have boxy/clunky cabinets make poor use of limited space
- The majority require additional electrical components such as inverter, auto-transformer, etc…

- Few can receive AC *and* DC electricity input
- Fewer can receive generator input
- NV14 has higher power output
- Others can't manage Time-of-Use discharge
- Majority do not provide back-up power
- NV14 uses safe Lithium Iron Phosphate LiFePO4 battery chemistry (leading industry)

NEOVOLTA™

NV14 CERTIFICATION ROADMAP

- ✓ Institute of Electrical and Electronics Engineers (IEEE) 1547 (2003 standard)
- ✓ International Electrotechnical Commission (IEC) 62897
- ✓ Electrical Codes: National Fire Codes (NEC) 2017
- ✓ California Public Utilities Commission (CPUC) Rule 21 Interconnection
- ✓ Hawaii Electric Companies Source Requirement Document Version 1.1 (SRD-UL-1741-SA-V1.1)
- ✓ CSA Group C22.2 No. 107.1:2001 Ed. 3
- ✓ Federal Communications Commission (FCC) 15 Class B
- ✓ National Electrical Manufacturers Association (NEMA) Type 3R
- ✓ Underwriters Laboratories (UL)
  - ✓ 9540
  - ✓ 9540a
  - ✓ 1973
  - ✓ 1741
  - ✓ 1741 SA
  - ✓ 1642
  - ✓ 1699B Arc Fault Circuit Protection Type 1

- ☐ *California Energy Commission R-F38**
- ☐ *San Diego Gas & Electric (SDG&E)**

* Projected approval: end of February 2019

Initial Public Offering Pending SEC Approval*

- $3.5 Million Raise at $1.00 / share
- $25,000 minimum investment (25,000 shares)
  - Creates sustainable production
  - Production capable of 2500 NV14s in 2019
    - Batteries & Inverters take 70 days to deliver from purchase
  - Production capable of 6000+ NV14s per year in 2020



Residential Energy Storage Deployments (MWh)
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
Q1 2013
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Q4 2016
Q1 2017
Q2 2017
Q3 2017
Q4 2017
2018

The U.S. quarterly residential energy storage deployments in MWh. (Source: GTM Research | ESA U.S. Energy Storage Monitor)

* - No money or other consideration is being solicited at this time, and if any money is sent in response to this presentation, will not be accepted. No offer to buy NeoVolta securities can be accepted and no part of the purchase price can be received until an offering statement pursuant to Regulation A of the Securities Act of 1933, as amended, is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person's indication of interest involves no obligation or commitment of any kind. You may obtain a copy of the most recent version of NeoVolta's Preliminary Offering Circular from our CEO at the phone number and address set forth at the end of this presentation.

NEOVOLTA™

MANAGEMENT

CEO – Brent Willson



- Founder, President and CEO, retired U.S. USMC Colonel with 30+ years of experience
- Executive Management, Aviation, Procurement, Project Management, Logistics, Facilities and Infrastructure
- $100B aviation acquisition portfolio for Defense Department, Joint Staff and Congress
- BSBA, two Master's Degrees, all military aviation certifications

CFO – Steve Bond



- Executive consultant for 100's of companies in finance, strategy and revenue growth
- Ran regional CFO consulting firm from 2006-2013
- Experience in semiconductor sensing technology, software and ecommerce
- Skilled in start-up, execution, and exit strategies
- Graduated Summa Cum Laude in Finance from San Diego State University
- Active member in San Diego community and charities

Director of Marketing – Robert Shaw



- Consulted/worked for dozens of start-ups
- Specializes in brand building and demand generation
- Background in marketing strategy planning and execution
- 15+ years of marketing and business management experience
- Director of Marketing for Solar and Energy Storage company
- Studied high-technology business management at California State University San Marcos.

Contacting NeoVolta Inc.



NeoVolta Inc.

7660-H Fay Avenue, #359

La Jolla CA 92037

CEO: Brent Willson BWillson@NeoVolta.com 858-265-9347

CFO: Steve Bond SBond@NeoVolta.com 619-846-4516

Marketing: Robert Shaw RShaw@NeoVolta.com 619-455-5600

NEOVOLTA™